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Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)

(1)
Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

DEBT OF THE PROVINCE

Direct and Guaranteed Debt

        The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

        With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency borrowings respecting payment of interest, principal and premium, if any, generally match those in the Province's original borrowings.

        Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

        The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency borrowing in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

        The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements. The debt will eventually be allocated to either the provincial government or provincial government bodies.

        Non-guaranteed debt includes debt of the BC Transportation Financing Authority, British Columbia Liquor Distribution Branch, British Columbia Transit, British Columbia Transmission Corporation, Canadian Blood Services (Province's share), Columbia Basin Trust, Columbia River Power Projects (a joint venture of Columbia Basin Trust and Columbia Power Corporation), Community Living British Columbia, Homeowner Protection Office, Oil and Gas Commission, Provincial Rental Housing Corporation and School districts, Universities, Colleges, and Health authorities (SUCH). At March 31, 2009, $2,263 million of this debt is classified as taxpayer supported and $343 million is classified as self-supporting.

        Financial statements for 2008/09 show that the Province's total net debt (excluding non-guaranteed debt of $2,606 million) increased by $3,183 million; debt for government purposes decreased by $330 million and debt for government corporation and warehouse program purposes increased by $3,513 million.

DIRECT FUNDED DEBT(1)
As at March 31, 2009

	2007	2008	2009
	(millions of dollars)
Government Purposes(2)
Payable in:
Canadian Dollars	$19,785	$19,313	$18,032	(3)
United States Dollars	2,621	1,850	861	(4)

	22,406	21,163	18,893
Government Corporation Purposes
Canadian Dollars	8,129	9,654	10,334	(5)
United States Dollars	1,858	1,361	1,618	(6)

	9,987	11,015	11,952
Warehouse Borrowing Program Purposes
Canadian Dollars	—	—	2,041	(7)
United States Dollars	—	—	—

	—	—	2,041
Add/(Less) — Unrealized Foreign Exchange Gains/(Losses)	114	103	(36)

	32,507	32,281	32,850
Less — Unamortized Discount	113	103	53

	32,394	32,178	32,797
Less — Sinking Funds(2)	3,560	2,541	2,009

	28,834	29,637	30,788
Less — Amounts Held in Consolidated Revenue Fund	3	2	2

Net Direct Funded Debt	28,831	29,635	30,786

Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	2,081

Direct Funded Debt (net of warehouse assets)	$28,831	$29,635	$28,705

(1)
Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for government purposes and the related defeased trust funds are added to sinking fund investments. In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

(3)
Canadian dollar obligations include notes payable in Japanese yen totalling 17 billion yen which have been fully hedged to $183 million Canadian through currency exchange agreements and Euro notes totalling 652 million Euros which have been fully hedged to $1,130 million Canadian through currency exchange agreements.

(4)
Includes U.S. dollar notes totalling $261 million which have been fully hedged to $403 million Canadian through currency exchange agreements, U.S. dollar notes totalling $300 million which have been fully hedged to 36 billion yen which have been translated at the exchange rate prevailing at the end of the fiscal year.

(5)
Canadian dollar obligations include notes payable in Euro notes totalling 36 million Euros which have been fully hedged to $57 million Canadian through currency exchange agreements.

(6)
Includes U.S. dollar notes totalling $1,061 million which have been fully hedged to $1,330 million Canadian through currency exchange agreements and unhedged U.S. dollar notes totalling $228 million which have been translated at the exchange rate prevailing at the end of the fiscal year.

(7)
Canadian dollar obligations includes notes payable in Swiss francs totalling 325 million Swiss francs which have been fully hedged to $359 million Canadian through currency exchange agreements.

CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT
As at March 31, 2009

	Outstanding (Gross)	Sinking Fund Investments(3)	Outstanding (Net)
	(in millions)
Direct Debt
Government Purposes(1)	$21,074	$1,396	$19,678
Government Corporation Purposes(2)	14,128	738	13,390
Warehouse Program Purposes	2,041	—	2,041

	37,243	2,134	35,109
Less — Unrealized Foreign Exchange Losses	36	—	36
Less — Unamortized Discounts	58	—	58
Less — Amounts held in the Consolidated Revenue Fund	2	—	2

Total Direct Debt	37,219	2,134	35,013

Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	—	—	—
Other	395	—	395

Total Guaranteed Debt	405	0	405
Less — Unamortized Discounts	10	—	10
— Provision for Probable Payout	7	—	7

	388	0	388

Non-Guaranteed Debt	2,618	—	2,618
Less — Unamortized Discounts	12		12

Total Non-Guaranteed Debt	2,606	—	2,606

Total Direct, Guaranteed Funded and Unfunded, and Non-Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	40,213	2,134	38,007

Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	2,081	—	2,081

Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$38,132	$2,134	$35,926

(1)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2)
Represents direct borrowing by the Province for relending to government corporations on identical terms.

(3)
In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

Note:	Debt payable in foreign currencies is recorded at the relevant March 31, 2009 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded gross debt of the Province (Promissory Notes) on March 31, 2009 totalled $4,356 million. This short term debt was comprised of $2,176 million in fiscal agency loans to government corporations and $2,180 million in loans for government. Further, the direct unfunded debt consisted of issues denominated in Cdn $1,334 million and US $2,410 million fully hedged to Cdn $3,022 million.

Financing

        The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including the federal Canada Pension Plan (the "Plan"). Under the Plan, the Province and other provincial government bodies may refinance maturing Canada Pension Plan Investment Board debt with new debt equal to or less than the matured nominal amount.

        The majority of British Columbia's borrowing requirements are met through public domestic borrowings and Canada Pension Plan Investment Board loans. During the 2008/09 fiscal year, the Province borrowed or refinanced $274 million from the Canada Pension Plan Investment Board.

Sinking Fund Management

        Since June 1, 1999, the Provincial government has not made sinking fund contributions, on existing and new debt issued for government capital financing purposes. Until recently, the Province has continued to manage sinking fund contributions made prior to June 1, 1999 (and the earnings attributable to those contributions) for the purpose of repayment of the applicable debt issues. However, subsequent to March 31, 2009 and in accordance with the BC Financial Administration Act, the government changed its policy and dissolved all sinking funds related to direct capital debt of the Province by liquidating their assets and making the resulting proceeds available for general government purposes.

        Sinking funds do continue to be established and maintained relating to new or existing debt of the Province incurred to make loans to provincial government bodies. Consequently, provincial government bodies (with the exception of the British Columbia Hydro and Power Authority and British Columbia Transmission Corporation) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

        At March 31, 2009, the Province has $2.1 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of government bodies.

        In July 2009, the Province completed the liquidation of government direct capital sinking funds for total proceeds of $763 million. Following the liquidation of government direct capital sinking funds, assuming an earnings rate of 5% on remaining provincial government body sinking fund investments and without contributing additional sinking fund installments, the funded debt of the Province at maturity will be 12% funded by available sinking funds.

MATURITY SCHEDULE OF DIRECT FUNDED DEBT
As at March 31, 2009
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
Fiscal Year	Gross Debt Maturities	Projected Sinking Fund Values(3)	Net Debt Maturities(2)	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities(2)
	(millions of dollars)			(millions of dollars)
2010	$2,529	$266	$2,263	$250	$2	$248
2011	2,679	386	2,293	—	—	—
2012	2,897	578	2,319	—	—	—
2013	732	96	636	—	—	—
2014	2,050	169	1,881	600	48	552

	10,887	1,495	9,392	850	50	800
2015 - 19	4,023	1,541	2,482	200	—	200
2020 - 24	4,642	257	4,385	—	—	—
2025 - 29	2,245	278	1,967	500	165	335
2030 - 34	4,335	549	3,786	—	—	—
2035 - 39	2,794	87	2,707	300	64	236
2040 - 44	850	293	557	—	—	—
2045 - 49	612	191	421	—	—	—
2050 - 54	20	—	20

	$30,408	$4,691	$25,717	$1,850	$279	$1,571

(1)
Debt payable in U.S. dollars is not translated into Canadian dollars. Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

(2)
Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2009. The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

(3)
In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT
As at March 31, 2009
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
Fiscal Year	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities
	(millions of dollars)			(millions of dollars)
2010	$—	$—	$—	$—	$—	$—
2011	—	—	—	—	—	—
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—

	—	—	—	—	—	—
2015 - 2019	—	—	—	—	—	—
2020 - 2024	10	—	10	—	—	—
2025 - 2029	—	—	—	—	—	—
2030 - 2034	—	—	—	—	—	—
Other(2)	825	—	825	—	—	—

	$835	$—	$835	$—	$—	$—

(1)
Debt payable in U.S. dollars was called during the 98/99 fiscal year.

(2)
Includes Province miscellaneous Guarantees.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2009

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2009	References
			(percent)	($ Millions)
Long-Term and Medium-Term Debt Issued by Province of British Columbia:
BCCG-3	June 1, 2009	2002	5.70	750	(2) (5)
BCCD-Y	December 1, 2009	1999	6.25	750	(2)
BCCD-AA	August 23, 2010	2000	6.375	1,400	(2)
BCCD-D	February 21, 2011	1991	10.75	250	(2)
BCCD-K	January 9, 2012	1992	9.50	1,150	(2)
BCCMTN-85	January 9, 2012	1999	9.50	400	(2)
BCCD-AB	January 9, 2012	2001	5.75	1,000	(2)
BCCD-13	December 18, 2012	2007	4.70	500	(2)
BCEC-19	April 24, 2013	2003	5.50	350	(1) (5)
BCCD-N	August 23, 2013	1993	8.50	1,100	(2)
BCCMTN-44	August 23, 2013	1995	9.60	60	(2)
BCCMTN-50	August 23, 2013	1995	9.25	65	(2)
BCCMTN-53	August 23, 2013	1995	8.50	360	(2)
BCCMTN-80	August 23, 2013	1999	5.75	100	(2)
BCCD-Q	June 9, 2014	1994	7.50	400	(2)
BCCMTN-33	June 9, 2014	1994	9.625	25	(2)
BCCMTN-34	June 9, 2014	1994	9.625	50	(2)
BCCMTN-38	June 9, 2014	1994	9.60	90	(2)
BCCD-9	June 18, 2014	2004	5.30	500	(2)
BCCD-17	June 18, 2014	2008	4.25	800	(2)
BCCMTN-27	June 20, 2014	1994	8.50	50	(2)
BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-16	December 1, 2017	2007	4.70	500	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCD-21	December 18, 2018	2008	4.65	700	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCD-12	June 15, 2021	2007	4.80	330	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)
BCCMTN-79	September 8, 2023	1999	6.40	50	(2)
BCEC-13	November 30, 2023	1993	7.875	350	(1) (5)
BCCMTN-78	February 23, 2024	1999	6.00	100	(1)
BCCD-T	August 23, 2024	1994	9.00	400	(2)
BCCMTN-40	August 23, 2024	1995	9.00	35	(2)
BCCMTN-52	August 23, 2024	1995	9.00	200	(2)
BCCMTN-56	August 23, 2024	1995	8.50	30	(2)
BCCMTN-62	August 23, 2024	1996	7.875	200	(2)
BCCMTN-82	August 23, 2024	1999	7.00	55	(2)
BCCMTN-63	June 9, 2026	1996	8.00	110	(2)
BCCMTN-64	December 4, 2026	1996	7.00	50	(2)
BCCMTN-74	December 4, 2026	1999	7.00	75	(2)
BCCMTN-65	June 9, 2027	1997	7.50	50	(2)
BCCD-W	November 19, 2027	1997	6.15	500	(2)
BCCMTN-70	August 17, 2028	1998	5.62	200	(2)

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2008		References
			(percent)	($ Millions)
BCCD-X	June 18, 2029	1998	5.70		2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.86		250	(2)
BCCD-14	June 18, 2029	2007	5.15		200	(2)
BCCD-Z	June 18, 2031	2000	6.35		1,400	(2)
BCCD-19	June 18, 2031	2008	5		200	(2)
BCCD-7	June 18, 2035	2004	5.40		500	(2)
BCCD-11	June 18, 2037	2006	4.70		1,500	(2)
BCCMTN-69	January 9, 2039	1998	5.75		150	(2)
BCCMTN-73	January 9, 2039	1998	6.00		65	(2)
BCCMTN-84	August 23, 2039	1999	6.30		200	(2)
BCCD-22	June 18, 2040	2009	4.95		500	(2)
BCCD-1	June 18, 2043	2003	5.25		150	(2)
BCCD-10	August 23, 2044	2004	5.75		120	(2)
BCCD-18	June 18, 2045	2008	4.6		50	(2)
BCCD-15	June 18, 2048	2007	4.9		442	(2)
BCCD-20	June 18, 2049	2008	4.6		20	(2)
Canada Pension Plan Investment Board issues		1989-2009	3.52-11.33		3,658	(2) (4)
Other					84	(7)
Short-term Promissory Notes					1,333

Total Issues in Canadian Dollars					$30,013
BCEUS-7	June 25, 2009	2002	5.00		250	(1) (5)
BCUSG-3	May 30, 2013	2003	4.30		500	(2) (5)
BCEMTN-22	October 28,2013	1998	Floating		100	(3)
BCDUS-1	April 23, 2018	2008	4.25		200	(2)
BCUSD-2	January 15, 2026	1996	6.50		500	(2) (5)
BCUSD-3	September 1, 2036	1996	7.25		300	(2) (5)
Short-term Promissory Notes					2,410

Total Issues in U.S. Dollars*				US	$4,260
Exchange Premium (Including Hedge)					1,242

U.S. Issues at Cdn. Dollar Equivalent				C	$5,502
BCEMTN-23	March 1, 2010	2000	1.855		7,000	(1)
BCEMTN-21	September 16, 2010	1998	2.07		10,000	(1) (6)

Total Issues in Japanese Yen					¥17,000
Exchange Premium (Including Hedge)					(16,817)

Japanese Issues at Canadian Dollar Equivalent**				C	$183

BCEFF-2	July 15, 2009	1997	5.875		305	(1) (5)
BCEDM-1	July 21, 2010	1998	5.125		383	(1) (5)

Total Issues in Euro***				EUR	688
Exchange Premium (Including Hedge)					498

Euro Issues at Canadian Dollar Equivalent**				C	$1,186
BCSFR-5	December 27, 2017	2008	2.875		325	(1)

Total Issues in Swiss Francs**				CHF	325
Exchange Premium (Including Hedge)					34

Euro Issues at Canadian Dollar Equivalent**				C	$359
Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)				C	$37,243

*
Payable and expressed in U.S. dollars. Debt payable in US $3,732 million has been hedged to Cdn $4,756 million. Debt payable in U.S.$300 million has been hedged to JP¥36,075 million. This balance was translated at the exchange rate prevailing at year-end.

**
Foreign currency debt other than U.S. has been fully hedged to Canadian dollars.

***
On January 1, 2002, French Franc was converted into Euro at 1 Euro = 6.55957 FRF and Deutschemark was converted into Euro at 1 Euro = 1.95583 DEM.

 REFERENCES TO STATEMENTS OF DEBT

(1)
Interest payable annually.

(2)
Interest payable semi-annually.

(3)
Interest payable quarterly.

(4)
Pursuant to provisions for investment of Canada Pension Plan Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPP issues).

(5)
Callable by the issuer if taxation laws requiring additional payments are imposed or levied.

(6)
Coupon is payable in US dollars. (BCEMTN-21).

(7)
Direct capital leases.

STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2009

	Amount Outstanding March 31, 2009
	($ Millions)
Gross Direct Debt issued by the Province(1) (in Canadian Dollar Equivalents)		37,243
Less — Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	2,041

BC Transportation Financing Authority	4,304
British Columbia Housing Management Commission	75
British Columbia Hydro and Power Authority	9,151
British Columbia Institute of Technology	24
British Columbia Transit	131
British Columbia Transmission Corporation	70
College of New Caledonia	3
College of the Rockies	3
Douglas College	—
Home Owner Protection Office	68
Improvement Districts	18
Rapid Transit Project 2000 Ltd.	—
School District 44	7
Selkirk College	2
Simon Fraser University	11
Thompson Rivers University	7
Transportation Investment Corporation	20
University of British Columbia	178
University of Northern British Columbia	15
University of Victoria	31

	14,128	16,169

Gross Direct Debt		21,074
Less — Unrealized Foreign Exchange losses	54
— Unamortized Discount	106
— Government Sinking Funds(1)	1,396
— Bonds held in the Consolidated Revenue Fund	2	1,558

Total Net Direct Debt		19,516

Gross Fiscal Agency Reloaned Debt		16,169
Less — Gross Fiscal Agency Debt		14,128

Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		2,041
Add — Unamortized Discount/(Premium)	(40)	40

Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		2,081

Gross Fiscal Agency Debt		14,128
Add — Unrealized Foreign Exchange Gains	18
— Unamortized Premiums	8
Less — Government Sinking Funds	738	712

Total Net Fiscal Agency Debt		13,416

Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		35,013
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		2,081

Total Net Direct and Fiscal Agency Debt		32,932

(1)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments. In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

 NET GUARANTEED DEBT

At March 31, 2009

Issuer & Series	Year of Maturity	Year of Issue	Interest Rate	Amount Outstanding(1) March 31/2009
			(percent)	(millions of Cdn. dollars)
British Columbia Hydro and Power Authority	2024	2004	5.54	10

Plus — Other Guaranteed Debt(2)				813

				823
Less — Provisions for Probable Payout				7

Total Net Guaranteed Debt				816

(1)
Total net of sinking funds and unamortized discount.

(2)
Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

 NON-GUARANTEED DEBT

As At March 31, 2009

(millions of Cdn. dollars)
Taxpayer-Supported Debt
BC Transportation Financing Authority	779
Canadian Blood Services	2
Columbia Basin Trust	29
Homeowner Protection Office	0
Provincial Rental Housing	211
Schools	27
Post-Secondary	530
Health facilities	683
Other(1)	2

Total Taxpayer-Supported Non-Guaranteed Debt	2,263

Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	1
British Columbia Transmission Corporation	0
Columbia River Power Projects	208
Post-Secondary institutions' subsidiaries	134

Total Self-Supported Non-Guaranteed Debt	343

Total Non-Guaranteed Debt	2,606

(1)
Includes debt of the British Columbia Transit, Community Living British Columbia., Oil & Gas Commission, and Royal BC Museum.

(2)
Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

 CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

        The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding(1)(2) Gross	Unamortized Discount	Unrealized foreign exchange gains	Sinking Fund Investments(2)	Outstanding Net
	(in Millions of Cdn dollars)
Direct and Guaranteed Funded and Unfunded Debt of the Province	$37,647	$69	$(36)	$2,134	$35,408
Plus: Non-Guaranteed Debt	2,618	12	—	—	2,606

Total Consolidated Funded Debt of the Public Sector of British Columbia	$40,265	$81	$(36)	$2,134	$38,014

(1)
Balance does not include the Provision for Probable Payout ($7 million).

(2)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments. In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

 CANADIAN FOREIGN EXCHANGE RATE AND
INTERNATIONAL RESERVES

        Recent highest and lowest exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2004	2005	2006	2007	2008
Highest	85.14	87.51	91.34	110.30	102.98
Lowest	71.41	78.53	84.79	84.19	76.88

        On March 31, 2009, the noon spot rate for the U.S. dollar was 0.7935

Source: Bank of Canada

        The total of Canada's official international reserves on December 31, 2004 to 2008 is as follows:

December 31
2004	2005	2006	2007	2008
(US$ Millions)
$34,467	$33,018	$35,063	$41,081	$43,872	(1)

Source: Bank of Canada

(1)
US$22,804 million, US$95 million in gold, US$1,249 million in the International Monetary Fund Reserve, US$991 million in Special Drawing Rights and US$18,733 million in other foreign currencies.

 TRADE BALANCE

Exports and Imports (all figures in nominal dollars):

        Based on the provincial economic accounts 2008 preliminary estimates (April 2009), BC's exports of goods and services totaled $79.7 billion during the 2008 calendar year. International exports comprised $49.2 billion (61.7%) of BC's total exports, and represented 8.8% of Canada's total international exports; while inter-provincial exports accounted for $30.6 billion (38.3%) of BC's total exports. BC's imports of goods and services totaled $92.8 billion, consisting of $51.1 billion (55.0%) international imports and $41.8 billion (45.0%) inter-provincial imports. BC's international imports accounted for 9.6% of Canada's total international imports. BC registered a trade deficit of $13.1 billion, which consists of a $1.9 billion deficit in trade from abroad and an $11.2 billion deficit accruing from inter-provincial trade. In 2007, BC registered an overall trade deficit of $10.6 billion. BC had a $0.9 billion deficit in international trade in 2007, as well as a $9.7 billion deficit in inter-provincial trade.

        International exports of goods originating from BC (computed by BC Stats using customs based data) were $33.2 billion in 2008, an increase of 5.1% compared to $31.6 billion in 2007. This growth was largely driven by a 56.0% increase in the value of energy product exports, while increases were also observed in the value of agriculture and fish exports (+4.0%). Declines in the value of forestry (-17.9%) and machinery and equipment (-5.9%) exports partially offset the energy-led gains.

        The United States remained BC's principal international export market in 2008, accounting for 53.1% of the international exports of goods.

 RECENT DEVELOPMENTS

September Budget Update

        The Estimates for the Province's 2009/10 fiscal year (containing the Province's detailed spending plans for that year) were presented to the Legislative Assembly of British Columbia on February 17, 2009 as part of the 2009 Provincial Budget (which Estimates are exhibits 99.9 and 99.10 to the Province's annual report on Form 18-K relating to the fiscal year ended March 31, 2008 added by way of a Form 18-K/A amendment filed on February 20, 2009 as Amendment No. 2). Those Estimates were not approved by the Legislative Assembly prior to its dissolution for the Provincial general election held on May 12, 2009. As a result, new Estimates for 2009/10 were presented to the Legislative Assembly as part of the 2009 Provincial Budget Update on September 1, 2009 (which Estimates are exhibits 99.6 & 99.7 to this annual report on Form 18-K relating to the fiscal year ended March 31, 2009).

QuickLinks

  Exhibit 99.3
STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT At March 31, 2009
REFERENCES TO STATEMENTS OF DEBT
STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT At March 31, 2009
NET GUARANTEED DEBT At March 31, 2009
NON-GUARANTEED DEBT As At March 31, 2009
CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR
CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES
TRADE BALANCE
RECENT DEVELOPMENTS